Exhibit 99.24

This Agreement is made by and between Oragenics, Inc. ("Company"), a Florida Corporation, having a principal place of business in Alachua, Florida, and Paul A. Hassie.

WHEREAS the Company possesses certain confidential technical and proprietary products and information relating to its business (hereinafter "CONFIDENTIAL INFORMATION"); and

WHEREAS, Recipient desires to receive such CONFIDENTIAL INFORMATION; and

WHEREAS the Company is willing to disclose said CONFIDENTIAL INFORMATION to Recipient provided that it is given assurances that said CONFIDENTIAL INFORMATION will be maintained in confidence and Recipient acknowledges the proprietary nature of said CONFIDENTIAL INFORMATION and is willing to give assurances that said CONFIDENTIAL INFORMATION will be maintained in confidence.

NOW, THEREFORE in consideration of mutual agreements, covenants and promises contained in this Agreement, the parties agree as follows:

1. The term of this Agreement is for four (4) years from the effective date of this Agreement (defined hereinafter). CONFIDENTIAL INFORMATION shall be disclosed in writing or, if it is verbally disclosed, it shall be confirmed in writing within thirty (30) days thereafter, and will be marked "CONFIDENTIAL" and refer to the date of the initial disclosure.

2. Recipient agrees to treat CONFIDENTIAL INFORMATION disclosed to it (or its authorized representatives or agents) with the same degree of care that it exercises in protecting its own confidential and/or proprietary information and to disclose such CONFIDENTIAL INFORMATION only on a need-to-know basis.

3. Recipient will not commercially utilize said CONFIDENTIAL INFORMATION without first having obtained the written consent of the Company for such utilization.

4. The commitments/obligations set forth in (1), (2) and (3) above shall not extend to any portion of said CONFIDENTIAL INFORMATION which:

(a)	is or becomes known to the public through no act or omission by; or
(b)	is already known to prior to its receipt, as shown by competent written records of Recipient; or
(c)	becomes known to Recipient by disclosure from 4 third party who has a lawful right to disclose the same; or
(d)	corresponds in substance to information furnished by to any third party on a non-confidential basis; or
(e)	is developed independently by Recipient as evidenced by its written records.

CONFIDENTIAL INFORMATION shall not be deemed within the foregoing exceptions if such CONFIDENTIAL INFORMATION is specific and merely embraced by more general information in the public domain or in Recipient's possession; or if such CONFIDENTIAL INFORMATION is a combination which might be pieced together so as to reconstruct such CONFIDENTIAL INFORMATION from multiple sources, none of which show the whole combination, the principles of operation and/or method of use.

5. Following termination of the commitments set forth in (1), (2) and (3) above with respect to the whole or any specific portion of said CONFIDENTIAL INFORMATION by operation of any of items 4(a) through 4(e) above, Recipient shall be completely free of any expressed or implied obligations hereunder restricting disclosure and use of said CONFIDENTIAL INFORMATION, excepting business plans and subject to any patent rights.

6. This Agreement shall not be construed as obligating either party to enter into any business relationship with the other party.

7. Neither party will directly or indirectly reveal details of this Agreement to any third party or make any public or private announcements concerning the same.

8. Acceptance of this Agreement does not carry with it any express or implied license under any patent rights or any express or implied license to use or commercialize the CONFIDENTIAL INFORMATION described hereunder.

9. Upon request of the Company, Recipient shall immediately return all CONFIDENTIAL INFORMATION of the Company in its possession to the Company. Recipient's legal counsel may retain one archival copy of said CONFIDENTIAL INFORMATION in a secure location for the purposes of identifying its obligations under this agreement,

10. Amendments or alterations of this Agreement shall be void unless made in writing and signed by both parties hereto.

11. This Agreement shall be governed by the laws of the State of Florida and will bind the parties and their successors and assigns.

Agreement with the foregoing is confirmed by a duly authorized member of management of each party, signing both copies thereof, with one fully executed copy being retained by each party. The last day of acceptance by both parties shall be the effective date of this Agreement.

ORAGENICS, INC.	PAUL A. HASSIE
By:/s/ Mento A. Soponis (signature) Name: ________________ Mento A. Soponis Title: President & CEO Date: 8-15-02 (Please type or print)	By: /s/ Paul A. Hassie (signature) Date: 8/15/02 (Please type or print) Title: Chief Financial Officer (Please type or print)